Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT (the “Rights Agreement”) dated as of May 25, 2000, by and between Crown Cork & Seal Company, Inc., a Pennsylvania corporation (the “Company”), and Equiserve Trust Company, N.A., successor to First Chicago Trust Company of New York, as Rights Agent (the “Rights Agent”) is entered into this 24th day of February, 2003 by and between the Company and the Rights Agent.

Background

A.    The parties hereto entered into the Rights Agreement as of May 25, 2000. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

B.     Crown Holdings, Inc., a Pennsylvania corporation and a wholly owned subsidiary of the Company (“Holdings”), and Crown Merger Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Holdings (“Sub”) and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which Sub shall be merged (the “Merger”) with and into the Company with the Company surviving the Merger.

C.     As a result of the Merger, the Company will become a wholly-owned subsidiary of Holdings, and the shareholders of the Company immediately prior to the Merger will become shareholders of Holdings, with identical rights, preferences and privileges with respect to their stock ownership in Holdings as each such shareholder had in the Company immediately prior to the Merger.

D.     The Company has determined that an amendment to the Rights Agreement as set forth herein is advisable and in the best interests of the Company and its shareholders.

E.     Pursuant to Section 27 of the Agreement, the Company has directed the Rights Agent to join this Amendment and the officer signing this Amendment on behalf of the Company states by his signature to this Amendment, in his capacity as an officer of the Company, and not in his individual capacity, that this Amendment is in compliance with the terms of Section 27 to the Agreement.

Terms

In consideration of the mutual covenants contained herein and in the Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Amendment to Section 1(h).  The definition of “Exempt Person” in Section 1(h) of the Rights Agreement is hereby amended by adding the following new clause (iii):

“(iii) Crown Holdings, Inc., a Pennsylvania corporation,”

and by renumbering clauses (iii) and (iv) of Section 1(h) as clauses (iv) and (v) thereof, respectively.

2.     Amendment to Section 7(a).     Section 7(a) is hereby amended by deleting the word “or” in the penultimate line of Section 7(a), and by inserting immediately after the word “hereof” in the last line of Section 7(a) the following:

“or (iv) the Effective Time, as defined in the Agreement and Plan of Merger by and among the Company, Crown Holdings, Inc. and Crown Merger Sub, Inc., dated as of February 24, 2003 (the “Merger Agreement”)”

3.     New Section 35.   The following new Section 35 is hereby added following Section 34 of the Rights Agreement:

“SECTION 35.   Termination. This Agreement shall terminate at the Effective Time, as defined in the Merger Agreement.”

4.    Miscellaneous.

a.  Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

b.  Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and in accordance with the laws of Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth.

c.  Further Assurances. Each party hereto shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement, generally, and the transactions contemplated hereunder and/or thereunder.

d.  Descriptive Headings. Descriptive headings of the several Sections of this Amendment and the Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof or thereof.

e.  Entire Agreement. This Amendment and the Rights Agreement, and all of the provisions hereof and/or thereof, shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and executors, administrators and heirs. This Amendment, together with the Rights Agreement, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges with and supersedes all prior discussions and understandings of any and every nature among them.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Rights Agreement as the date first set forth above.

CROWN CORK & SEAL COMPANY, INC.

By:	/s/ William T. Gallagher
Name: William T. Gallagher Title: Sr. Vice President, Secretary and General Counsel

EQUISERVE TRUST COMPANY, N.A.

By:	/s/ Kevin Laurita
Name: Kevin Laurita Title: Managing Director